Exhibit 99

TRIBUNE REPORTS 2008 SECOND QUARTER RESULTS

CHICAGO, August 13, 2008—Tribune Company today reported a second quarter 2008 loss from continuing operations of $3.8 billion compared with income from continuing operations of $35 million in the second quarter of 2007.  The 2008 loss from continuing operations was due to after-tax non-cash charges of $3.8 billion to write down the Company’s publishing goodwill and newspaper masthead intangible assets, nearly all of which resulted from the Company’s Times Mirror acquisition in 2000.

Tribune also reported a loss from discontinued operations of $705 million in the second quarter of 2008 compared with income from discontinued operations of $1 million in the second quarter of 2007.  The 2008 loss from discontinued operations was primarily related to the disposition of a controlling interest in the Company’s Newsday operations.

Operating cash flow from continuing operations decreased 2 percent to $221 million in the second quarter of 2008 from $226 million in the second quarter of 2007 and included the following items:

•	A charge of $15 million for severance and special termination benefits in the 2008 quarter, compared with a charge for severance of $27 million in the 2007 quarter.

•
A charge of $5 million for stock-based compensation related to the Company’s new management equity incentive plan in the 2008 quarter, compared to a charge of $8 million for stock-based compensation expense in the 2007 quarter.

•	A gain of $23 million in the 2008 quarter related to the sale of real estate.

•	A charge of $24 million in the 2007 quarter for the write-off of Los Angeles Times plant equipment related to the previously closed San Fernando Valley facility.

“Our publishing results are, for the most part, in line with industry trends, which remain consistent with what we reported in the first quarter,” commented Sam Zell, chairman and CEO of Tribune Company.  “Most importantly we have repaid an additional $807 million of borrowings under the Tranche X Facility from the net proceeds of our asset-backed commercial paper program and from the Newsday transaction.  These payments satisfy the December 2008 portion of the Tranche X Facility, and leave us with a remaining principal balance of $593 million due in June 2009.”

“Since the beginning of the year, we have launched dozens of programs and products that have the potential to make a meaningful impact on our future, and we have made significant progress in aligning our expenses with the realities of an industry in recession. We remain optimistic and are confident in the strength of our brands and the talent within our company.”

SECOND QUARTER 2008 RESULTS FROM CONTINUING OPERATIONS1
(Compared to Second Quarter 2007)

CONSOLIDATED

Tribune’s 2008 second quarter operating revenues decreased 6 percent, or $67 million, to $1.1 billion.  Consolidated cash operating expenses were down 6 percent, or $61 million.  In the second quarter of 2008, cash operating expenses included a gain of $23 million related to the sale of real estate, a charge of $15 million for severance and special termination benefits, a charge of $5 million for stock-based compensation related to the Company’s new management equity incentive plan and a charge of $11 million for expense related to the Tribune Employee Stock Ownership Plan.  Cash operating expenses in the second quarter of 2007 included a charge of $24 million for the write-off of Los Angeles Times plant equipment, a charge for severance of $27 million and a charge of $8 million for stock-based compensation expense.  Operating cash flow in the second quarter of 2008 decreased 2 percent to $221 million, down from $226 million in the same quarter a year ago.  Operating profit before the 2008 write-downs of intangible assets was $168 million in 2008, down 4 percent from $175 million in 2007.

PUBLISHING

Publishing’s second quarter operating revenues were $701 million, down 11 percent, or $83 million, from 2007.  Publishing cash operating expenses were $586 million, down 12 percent, or $78 million, from 2007.  Cash operating expenses in 2008 included the $23 million real estate gain and the $15 million charge for severance and special termination benefits, while cash operating expenses in 2007 included the $24 million plant equipment write-off and severance charges of $25 million.  Publishing operating cash flow was $114 million, a 4 percent decline from $119 million in 2007.

Management Discussion

•	Advertising revenues decreased 15 percent, or $91 million, for the quarter.

•
Retail advertising revenues were down 8 percent, or $20 million, for the quarter, primarily due to declines in the furniture/home furnishings, department stores, hardware/home improvement stores, specialty merchandise, and electronics categories.  Preprint revenues, which are primarily included in retail advertising, decreased 9 percent, or $13 million.

•	National advertising revenues were down 12 percent, or $16 million for the quarter, primarily due to decreases in the telecom/wireless and movies categories.

1 “Operating profit” excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.  “Operating cash flow” is defined as operating profit before depreciation and amortization and write-downs of intangible assets.  “Cash operating expenses” are defined as operating expenses before depreciation and amortization and write-downs of intangible assets.  Tables accompanying this release include a reconciliation of operating profit to operating cash flow and operating expenses to cash operating expenses.  References to individual daily newspapers include their related businesses.

•
Classified advertising revenues declined 26 percent, or $55 million, for the quarter.  Real estate revenues fell by 38 percent, help wanted revenues declined 33 percent and auto revenues were down 9 percent.

•	Interactive revenues, which are included in the above categories, were down 4 percent, or $2 million, due to a decrease in classified advertising.

•
Circulation revenues were down 2 percent, or $3 million, due to a decline in total net paid circulation copies for both daily and Sunday, partially offset by selective price increases.  The largest revenue declines were at Chicago and Los Angeles. Circulation revenues increased at South Florida, Orlando, and Baltimore. Total net paid circulation averaged 2.2 million copies daily (Mon-Fri), off 5 percent from the prior year’s second quarter, and 3.3 million copies Sunday, representing a decline of 5 percent from the prior year.

•
Cash operating expenses declined 12 percent, or $78 million, largely because 2008 included the $23 million real estate gain and 2007 included the $24 million plant equipment write-off.  In addition, compensation expense declined 7 percent, or $20 million, due to 930 fewer full-time equivalent positions in the second quarter of 2008 and lower severance and special termination charges.  All other cash expenses were down $11 million, or 3 percent, primarily due to lower newsprint and ink expense, outside services, and promotion expense, partially offset by higher circulation distribution expense due to the delivery of additional publications.

BROADCASTING AND ENTERTAINMENT

Broadcasting and entertainment’s second quarter operating revenues increased 4 percent to $409 million, up from $393 million in 2007.  Cash operating expenses increased 8 percent, or $21 million, to $293 million.  Operating cash flow was $116 million, down 4 percent from $120 million in 2007.

Television’s second quarter operating revenues increased 2 percent to $292 million in 2008.  Television cash operating expenses were up 7 percent, or $13 million, from last year.  Television operating cash flow was $92 million, down 8 percent from $100 million in 2007.

Management Discussion

•	The increase in television revenues in the second quarter of 2008 was driven by an increase in market share at most stations.

•	Television cash operating expenses were up $13 million primarily due to increases in broadcast rights expense, promotion, news expansion, and other cash expenses.

•
Radio/entertainment revenues were up $11 million and operating cash flow increased $4 million primarily as a result of gains at the Chicago Cubs.  The improvement was partially due to two more home games compared to last year’s second quarter.

WRITE-DOWNS OF INTANGIBLE ASSETS

Due to the continuing decline in newspaper advertising revenues in 2008, the Company performed an impairment review of goodwill attributable to its newspaper reporting unit and newspaper masthead intangible assets in the second quarter of 2008.  As a result of the impairment review, the Company recorded non-cash pretax impairment charges totaling $3,843 million ($3,832 million after taxes) to write down its newspaper reporting unit goodwill by $3,007 million ($3,006 million after taxes) and four newspaper mastheads by a total of $836 million ($826 million after taxes).  These non-cash impairment charges do not affect the Company’s operating cash flow or its compliance with its financial debt covenants.

EQUITY RESULTS

Net equity income was $18 million in the second quarter of 2008, compared with $29 million in the second quarter of 2007.  The decrease was primarily due to a $13 million impairment write-down at one of the Company’s interactive investments, partially offset by improvements at TV Food Network and Comcast SportsNet Chicago.

NON-OPERATING ITEMS

In the second quarter of 2008, Tribune recorded a pretax non-operating gain of $36 million from marking-to-market the Company’s PHONES debt and the related Time Warner investment.  This gain was partially offset by a $10 million write-down of the Company’s investment in ShopLocal, LLC, which was sold on June 30, 2008. The write-down reduced the carrying value of the investment to the amount of net proceeds received from the sale.  In the aggregate, non-operating items in the 2008 second quarter resulted in a pretax and after-tax gain of $26 million.

In the 2007 second quarter, Tribune recorded a pretax non-operating loss of $30 million, which included a $27 million loss from marking-to-market the Company’s PHONES and the related Time Warner investment.  In the aggregate, non-operating items in the 2007 second quarter resulted in an after-tax loss of $21 million.

ADDITIONAL FINANCIAL DETAILS

Corporate cash operating expenses for the 2008 second quarter decreased to $10 million from $14 million in the second quarter of 2007 primarily due to a $3 million decrease in severance and equity compensation expense.

Interest expense related to continuing operations increased to $211 million in the 2008 second quarter from $112 million in the second quarter of 2007 primarily due to higher debt levels, partially offset by lower interest rates.  The Company allocated interest expense of $8.4 million and $3.4 million in the second quarters of 2008 and 2007, respectively, to discontinued operations.  Debt was $12.5 billion at the end of the 2008 second quarter and $9.3 billion at the end of the 2007 second quarter.  The increase was primarily due to financing the going-private transaction completed in the fourth quarter of 2007.  Cash and cash equivalents was $161 million at the end of the 2008 second quarter and $262 million at the end of the 2007 second quarter.  Capital expenditures, excluding the TMCT real estate purchase discussed below, were $21 million in the second quarter of 2008.

On July 1, 2008, the Company and Tribune Receivables LLC, a wholly-owned subsidiary of the Company, entered into a $300 million trade receivables securitization facility.  The Company borrowed $225 million under this facility and incurred transaction costs totaling $7 million.

On July 3, 2008, the Company used the net proceeds of $218 million from the trade receivables securitization facility to repay borrowings under its Tranche X Facility and on August 1, 2008, the Company used net cash proceeds of $589 million from the Newsday transaction to repay borrowings under its Tranche X Facility.

DISCONTINUED OPERATIONS

In May 2008, the Company announced an agreement with a subsidiary of Cablevision Systems Corporation to form a new limited liability company (“Newsday LLC”) to own and operate the Company’s Newsday Media Group business (“NMG”).  The Company closed on this transaction on July 29, 2008, and recorded a pretax loss of $692 million ($693 million after taxes) in the second quarter of 2008 to write down the net assets of NMG to estimated fair value.  At the closing, the Company received a special distribution from the limited liability company of $612 million in cash and $18 million in prepaid rent under leases for certain NMG facilities retained by the Company.  Tribune owns approximately 3 percent of the equity in Newsday LLC.  The results of operations for NMG are reported as discontinued operations.

In February 2007, the Company announced an agreement to sell the New York edition of Hoy, the Company’s Spanish-language daily newspaper (“Hoy, New York”).  The sale of Hoy, New York closed in May 2007.  In March 2007, the Company announced an agreement to sell its Southern Connecticut Newspapers—The Advocate (Stamford) and Greenwich Time (collectively “SCNI”).  The sale of SCNI closed in November 2007, and excluded the SCNI real estate in Stamford and Greenwich, Connecticut, which was sold in a separate transaction on April 22, 2008.  During the third quarter of 2007, the Company entered into negotiations to sell the stock of one of its subsidiaries, EZ Buy and EZ Sell Recycler Corporation (“Recycler”).  The sale of Recycler closed in October 2007. The results of operations for all of these business units are reported as discontinued operations.

REAL ESTATE TRANSACTIONS

On January 30, 2008, the Company sold the real estate and related assets of its studio production lot located in Hollywood, California for $125 million.  On April 22, 2008, the Company sold the SCNI real estate in Stamford and Greenwich, Connecticut, for $30 million.  The net proceeds from these transactions, along with available cash, were used to purchase the real estate formerly leased from TMCT, LLC for $175 million on April 28, 2008.  These transactions were structured as a like-kind exchange, which allowed the Company to defer income taxes on essentially all of the gains from these dispositions.

Forward-Looking Statements

This press release contains certain comments or forward-looking statements that are based largely on the Company’s current expectations and are subject to certain risks, trends and uncertainties. You can identify these and other forward-looking statements by the use of such words as “will,” “expect,” “plans,” “believes,” “estimates,” “intend,” “continue,” or the negative of such terms, or other comparable terminology.  Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.  Actual results could differ materially from the expectations expressed in these statements.  Factors that could cause actual results to differ include risks and other factors described in Tribune’s publicly available reports filed with the Securities and Exchange Commission (“SEC”), which contain a discussion of various factors that may affect Tribune’s business or financial results.  Such risks, trends and uncertainties, which in some instances are beyond the Company’s control, include: our ability to generate sufficient cash to service the significant debt levels and other financial obligations that resulted from the Company’s going-private transaction; our ability to comply with or obtain modifications or waivers of the financial covenants contained in our senior credit facilities, and the potential impact to operations and liquidity as a result of restrictive covenants in such senior credit facilities; our dependency on dividends and distributions from our subsidiaries to make payments on our indebtedness; increased interest rate risk due to our higher level of variable rate indebtedness; the ability to maintain our subchapter S corporation status; changes in advertising demand, circulation levels and audience shares; consumer, advertiser and general market acceptance of various new marketing and product initiatives that the Company has introduced or may pursue in the future and the Company’s ability to implement such initiatives without disruption or other adverse impact on the Company’s business and operations; regulatory and judicial rulings, including changes in tax laws or policies; availability and cost of broadcast rights; competition and other economic conditions; changes in newsprint prices; changes in the Company’s credit ratings and interest rates; changes in accounting standards; adverse results from litigation, governmental investigations or tax related proceedings or audits; the effect of labor strikes, lock-outs and negotiations; the effect of acquisitions, joint ventures, investments and divestitures; the effect of derivative transactions; the Company’s reliance on third-party vendors for various services; and other events beyond the Company’s control that may result in unexpected adverse operating results. These factors could cause actual future performance to differ materially from current expectations. Tribune is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers.  This press release is being furnished to the SEC through a Form 8-K.  The Company’s next 10-Q report to be filed with the SEC may contain updates to the information included in this release.

TRIBUNE is America’s largest employee-owned media company, operating businesses in publishing, interactive and broadcasting. In publishing, Tribune’s leading daily newspapers include the Los Angeles Times, Chicago Tribune, The Sun (Baltimore), South Florida Sun-Sentinel, Orlando Sentinel, Hartford Courant, Morning Call and Daily Press. The Company’s broadcasting group operates 23 television stations, WGN America on national cable, Chicago’s WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement Tribune’s print and broadcast properties and extend the

Company’s nationwide audience. At Tribune we take what we do seriously and with a great deal of pride. We also value the creative spirit and are nurturing a corporate culture that doesn’t take itself too seriously.

MEDIA CONTACT:
Gary Weitman
312/222-3394 (office)
312/222-1573 (fax)
gweitman@tribune.com

TRIBUNE COMPANY
SECOND QUARTER RESULTS OF OPERATIONS (Unaudited)
(In thousands)

	SECOND QUARTER (A)
			%
	2008	2007	Change

OPERATING REVENUES	$1,109,809	$1,176,537	(5.7)

OPERATING EXPENSES (B)
Before Write-downs of Intangible Assets	941,340	1,001,439	(6.0)
Write-downs of Intangible Assets	3,843,111	–	NM
After Write-downs of Intangible Assets	4,784,451	1,001,439	NM

OPERATING PROFIT (LOSS) (C)
Before Write-downs of Intangible Assets	168,469	175,098	(3.8)
Write-downs of Intangible Assets	(3,843,111)	–	NM
After Write-downs of Intangible Assets	(3,674,642)	175,098	NM

Net Income on Equity Investments (D)	18,172	28,710	(36.7)
Interest and Dividend Income	3,196	3,827	(16.5)
Interest Expense	(211,055)	(112,408)	87.8
Non-Operating Items (E)	26,154	(30,343)	NM

Income (Loss) from Continuing Operations Before Income Taxes	(3,838,175)	64,884	NM

Income Taxes	8,912	(29,614)	NM

Income (Loss) from Continuing Operations	(3,829,263)	35,270	NM

Income (Loss) from Discontinued Operations, net of tax (F)	(704,686)	1,006	NM

NET INCOME (LOSS)	$(4,533,949)	$36,276	NM

(A)	2008 second quarter: Mar. 31, 2008 to June 29, 2008. (13 weeks)
2007 second quarter: Apr. 2, 2007 to July 1, 2007. (13 weeks)

(B)
Operating expenses for the second quarter of 2008 included charges of $3.8 billion for the write-downs of the Company’s newspaper reporting unit goodwill and newspaper masthead intangible assets, a charge of $15 million at publishing for severance and special termination benefits, a charge of $5 million related to the Company’s management equity incentive plan, and a gain of $23 million related to the sale of real estate.

Operating expenses for the second quarter of 2007 included a charge of $27 million for severance ($25 million at publishing and $2 million at corporate), a charge of $8 million for stock-based compensation expense, and a charge of $24 million for the write-off of Los Angeles Times plant equipment related to the previously closed San Fernando Valley facility.

(C)	Operating profit excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

(D)	Net income on equity investments for the second quarter 2008 included a $13 million impairment write-down at one of the Company’s interactive investments.

(E)	The second quarter of 2008 included the following non-operating items:

	Pretax	After-tax
	Gain (Loss)	Gain (Loss)

Gain on PHONES and related investment (1)	$36,440	$36,010
Write-down of equity investment (2)	(10,312)	(10,190)
Other, net	26	25
Total non-operating items	$26,154	$25,845

The second quarter of 2007 included the following non-operating items:

	Pretax	After-tax
	Gain (Loss)	Gain (Loss)

Loss on PHONES and related investment (1)	$(27,395)	$(16,711)
Strategic transaction expenses (3)	(20,926)	(15,659)
Other, net (4)	17,978	10,966
Total non-operating items	$(30,343)	$(21,404)

(1)
The gain on PHONES and related investment in the second quarter of 2008 represented primarily the change in fair values of the Company’s PHONES and the related Time Warner shares. Effective Dec. 31, 2007, the Company has elected to account for its PHONES utilizing the fair value option under Financial Accounting Standards Board Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” As a result of this election, the Company no longer measures the changes in fair value of just the derivative component of the PHONES, but instead measures the changes in fair value of the entire PHONES debt. The loss on PHONES and related investment in the second quarter of 2007 represented primarily the change in fair values of the derivative component of the Company’s PHONES and the related Time Warner shares.

(2)
On June 30, 2008, the Company received net proceeds of $22 million from the sale of its investment in ShopLocal, LLC.  The Company recorded a write-down of $10 million in the second quarter of 2008 to reduce the carrying value of the investment to the amount of net proceeds received.

(3)
Includes expenses related to the Company’s strategic review and going-private transaction approved by the Company’s board of directors on April 1, 2007 and completed in December 2007.  These expenses included a $13.5 million pretax loss from refinancing certain credit agreements.

(4)	Other, net in the second quarter of 2007 included an $18 million pretax gain from the settlement of the Company’s Hurricane Katrina insurance claim.

(F)
In May 2008, the Company announced an agreement with a subsidiary of Cablevision Systems Corporation to form a new limited liability company (“Newsday LLC”) to own and operate the Company’s Newsday Media Group business (“NMG”).  The Company closed on this transaction on July 29, 2008 and recorded a pretax loss of $692 million ($693 million after taxes) in the second quarter of 2008 to write down the net assets of NMG to estimated fair value. At the closing, the Company received a special distribution from the limited liability company of $612 million in cash and $18 million in prepaid rent under leases for certain NMG facilities retained by the Company.  Tribune owns approximately 3% of the equity in Newsday LLC.  In February 2007, the Company announced an agreement to sell the New York edition of Hoy, the Company’s Spanish-language daily newspaper (“Hoy, New York”).  The sale of Hoy, New York closed in May 2007.  In March 2007, the Company announced its intentions to sell its Southern Connecticut Newspapers—The Advocate (Stamford)  and Greenwich Time (collectively “SCNI”).  The sale of SCNI closed on November 1, 2007, and excluded the SCNI real estate in Stamford and Greenwich, Connecticut, which was sold in a separate transaction that closed on April 22, 2008.  During the third quarter of 2007, the Company entered into negotiations to sell the stock of one of its subsidiaries, EZ Buy and EZ Sell Recycler Corporation (“Recycler”). The sale of Recycler closed on Oct. 17, 2007.  Selected financial information related to discontinued operations is summarized as follows:

	Second Quarter
	2008	2007

Income (loss) from operations, net of tax	$(11,484)	$888
Gain (loss) on dispositions, net of tax (1)	(693,202)	118
Total	$(704,686)	$1,006

(1)	In the second quarter of 2008, the Company recorded an after-tax loss of $693 million to write down the net assets of NMG to estimated fair value.

TRIBUNE COMPANY
FIRST HALF RESULTS OF OPERATIONS
(In thousands)

	FIRST HALF (A)
			%
	2008	2007	Change

OPERATING REVENUES	$2,115,588	$2,264,234	(6.6)

OPERATING EXPENSES (B)
Before Write-downs of Intangible Assets	1,802,200	1,921,805	(6.2)
Write-downs of Intangible Assets	3,843,111	–	NM
After Write-downs of Intangible Assets	5,645,311	1,921,805	NM

OPERATING PROFIT (LOSS) (C)
Before Write-downs of Intangible Assets	313,388	342,429	(8.5)
Write-downs of Intangible Assets	(3,843,111)	–	NM
After Write-downs of Intangible Assets	(3,529,723)	342,429	NM

Net Income on Equity Investments (D)	34,929	41,394	(15.6)
Interest and Dividend Income	7,126	6,979	2.1
Interest Expense	(463,004)	(195,658)	136.6
Non-Operating Items (E)	95,175	(111,058)	NM

Income (Loss) from Continuing Operations Before Income Taxes	(3,855,497)	84,086	NM

Income Taxes (E)	1,862,752	(43,152)	NM

Income (Loss) from Continuing Operations	(1,992,745)	40,934	NM

Income (Loss) from Discontinued Operations, net of tax (F)	(717,742)	(27,953)	NM

NET INCOME (LOSS)	$(2,710,487)	$12,981	NM

(A)	2008 first half: Dec. 31, 2007 to June 29, 2008. (26 weeks)
2007 first half: Jan. 1, 2007 to July 1, 2007. (26 weeks)

(B)
Operating expenses for the first half of 2008 included charges of $3.8 billion for the write-downs of the Company’s newspaper reporting unit goodwill and newspaper masthead intangible assets, a charge of $71 million for severance and special termination benefits ($45 million at publishing, $17 million at corporate, and $9 million at broadcasting and entertainment), a charge of $13 million related to the Company’s management equity incentive plan, a gain of $83 million related to the sale of the Company’s studio production lot located in Hollywood, California, and a gain of $23 million related to the sale of other real estate.

Operating expenses for the first half of 2007 included a charge of $28 million for severance ($25 million at publishing and $3 million at corporate), a charge of $26 million for stock-based compensation expense, and a charge of $24 million for the write-off of Los Angeles Times plant equipment related to the previously closed San Fernando Valley facility.

(C)	Operating profit excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

(D)	Net income on equity investments for the first half of 2008 included a $13 million impairment write-down at one of the Company’s interactive investments.

(E)	The first half of 2008 included the following non-operating items:
	Pretax	After-tax
	Gain (Loss)	Gain (Loss)

Gain on PHONES and related investment (1)	$106,320	$105,065
Write-down of equity investment (2)	(10,312)	(10,190)
Other, net	(833)	(1,047)
Income tax adjustment (3)	–	1,859,358
Total non-operating items	$95,175	$1,953,186

The first half of 2007 included the following non-operating items:
	Pretax	After-tax
	Gain (Loss)	Gain (Loss)

Loss on PHONES and related investment (1)	$(97,175)	$(59,277)
Strategic transaction expenses (4)	(35,398)	(29,428)
Other, net (5)	21,515	13,123
Total non-operating items	$(111,058)	$(75,582)

(1)
The gain on PHONES and related investment in the first half of 2008 represented primarily the change in fair values of the Company’s PHONES and the related Time Warner shares. Effective Dec. 31, 2007, the Company has elected to account for its PHONES utilizing the fair value option under Financial Accounting Standards Board Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” As a result of this election, the Company no longer measures the changes in fair value of just the derivative component of the PHONES, but instead measures the changes in fair value of the entire PHONES debt. The loss on PHONES and related investment in the first half of 2007 represented primarily the change in fair values of the derivative component of the Company’s PHONES and the related Time Warner shares.

(2)
On June 30, 2008, the Company received net proceeds of $22 million from the sale of its investment in ShopLocal, LLC.  The Company recorded a write-down of $10 million in the second quarter of 2008 to reduce the carrying value of the investment to the amount of net proceeds received.

(3)
In the first quarter of 2008, the Company filed an election to be treated as a subchapter S corporation.  As a result, essentially all of the Company’s net deferred tax liabilities have been eliminated and such adjustment was recorded as a reduction in the Company’s provision for income tax expense in the first quarter of 2008.

(4)
Includes expenses related to the Company’s strategic review and going-private transaction approved by the Company’s board of directors on April 1, 2007 and completed in December 2007.  These expenses included a $13.5 million pretax loss from refinancing certain credit agreements.

(5)	Other, net in the first half of 2007 included an $18 million pretax gain from the settlement of the Company’s Hurricane Katrina insurance claim.

(F)
In May 2008, the Company announced an agreement with a subsidiary of Cablevision Systems Corporation to form a new limited liability company (“Newsday LLC”) to own and operate the Company’s Newsday Media Group business (“NMG”).  The Company closed on this transaction on July 29, 2008 and recorded a pretax loss of $692 million ($693 million after taxes) in the second quarter of 2008 to write down the net assets of NMG to estimated fair value. At the closing, the Company received a special distribution from the limited liability company of $612 million in cash and $18 million in prepaid rent under leases for certain NMG facilities retained by the Company.  Tribune owns approximately 3% of the equity in Newsday LLC.  In February 2007, the Company announced an agreement to sell the New York edition of Hoy, the Company’s Spanish-language daily newspaper (“Hoy, New York”).  The sale of Hoy, New York closed in May 2007.  In March 2007, the Company announced its intentions to sell its Southern Connecticut Newspapers—The Advocate (Stamford)  and Greenwich Time (collectively “SCNI”).  The sale of SCNI closed on November 1, 2007, and excluded the SCNI real estate in Stamford and Greenwich, Connecticut, which was sold in a separate transaction that closed on April 22, 2008.  During the third quarter of 2007, the Company entered into negotiations to sell the stock of one of its subsidiaries, EZ Buy and EZ Sell Recycler Corporation (“Recycler”). The sale of Recycler closed on Oct. 17, 2007.  Selected financial information related to discontinued operations is summarized as follows:

	First Half
	2008	2007

Income (loss) from operations, net of tax	$(24,033)	$5,101
Loss on dispositions, net of tax (1) (2)	(693,709)	(33,054)
Total	$(717,742)	$(27,953)

(1)	In the first half of 2008, the Company recorded an after-tax loss of $693 million to write down the net assets of NMG to estimated fair value.

(2)	In the first half of 2007, the Company recorded an after-tax loss of $33 million to write down the SCNI net assets to estimated fair value, less costs to sell.

TRIBUNE COMPANY
BUSINESS SEGMENT DATA (Unaudited)
(In thousands)

	SECOND QUARTER			FIRST HALF
			%			%
	2008	2007	Change	2008	2007	Change
PUBLISHING
Operating Revenues	$700,555	$783,578	(10.6)	$1,414,652	$1,588,267	(10.9)
Cash Operating Expenses (A) (B)	(586,136)	(664,103)	(11.7)	(1,223,018)	(1,304,184)	(6.2)
Operating Cash Flow (C) (D)	114,419	119,475	(4.2)	191,634	284,083	(32.5)
Depreciation and Amortization Expense	(39,226)	(38,139)	2.9	(78,220)	(77,157)	1.4
Write-downs of Intangible Assets (E)	(3,843,111)	–	NM	(3,843,111)	–	NM
Total Operating Profit (Loss) (D)	$(3,767,918)	$81,336	NM	$(3,729,697)	$206,926	NM

BROADCASTING AND ENTERTAINMENT
Operating Revenues
Television	$291,726	$286,922	1.7	$570,001	$551,368	3.4
Radio/Entertainment	117,528	106,037	10.8	130,935	124,599	5.1
Total Operating Revenues	409,254	392,959	4.1	700,936	675,967	3.7

Cash Operating Expenses (A) (B)
Television	(199,719)	(186,668)	7.0	(403,587)	(373,075)	8.2
Radio/Entertainment	(93,404)	(85,832)	8.8	(33,290)	(108,297)	(69.3)
Total Cash Operating Expenses	(293,123)	(272,500)	7.6	(436,877)	(481,372)	(9.2)

Operating Cash Flow (C) (D)
Television	92,007	100,254	(8.2)	166,414	178,293	(6.7)
Radio/Entertainment	24,124	20,205	19.4	97,645	16,302	NM
Total Operating Cash Flow	116,131	120,459	(3.6)	264,059	194,595	35.7

Depreciation and Amortization Expense
Television	(11,372)	(11,115)	2.3	(22,693)	(22,251)	2.0
Radio/Entertainment	(1,356)	(1,610)	(15.8)	(2,768)	(3,228)	(14.3)
Total Depreciation and Amortization Expense	(12,728)	(12,725)	0.0	(25,461)	(25,479)	(0.1)

Operating Profit (D)
Television	80,635	89,139	(9.5)	143,721	156,042	(7.9)
Radio/Entertainment	22,768	18,595	22.4	94,877	13,074	NM
Total Operating Profit (D)	$103,403	$107,734	(4.0)	$238,598	$169,116	41.1

CORPORATE EXPENSES
Operating Cash Flow (C) (D)	$(9,874)	$(13,655)	(27.7)	$(38,068)	$(33,055)	15.2
Depreciation and Amortization Expense	(253)	(317)	(20.2)	(556)	(558)	(0.4)
Total Operating Loss (D)	$(10,127)	$(13,972)	(27.5)	$(38,624)	$(33,613)	14.9

CONSOLIDATED
Operating Revenues	$1,109,809	$1,176,537	(5.7)	$2,115,588	$2,264,234	(6.6)
Cash Operating Expenses (A) (B)	(889,133)	(950,258)	(6.4)	(1,697,963)	(1,818,611)	(6.6)
Operating Cash Flow (C) (D)	220,676	226,279	(2.5)	417,625	445,623	(6.3)
Depreciation and Amortization Expense	(52,207)	(51,181)	2.0	(104,237)	(103,194)	1.0
Write-downs of Intangible Assets (E)	(3,843,111)	–	NM	(3,843,111)	–	NM
Total Operating Profit (Loss) (D)	$(3,674,642)	$175,098	NM	$(3,529,723)	$342,429	NM

(A)
The Company uses cash operating expenses to evaluate internal performance. The Company has presented cash operating expenses because it is a common measure used by rating agencies, lenders and financial analysts.  Cash operating expense is not a measure of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Following is a reconciliation of operating expenses to cash operating expenses for the second quarter of 2008:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$4,468,473	$305,851	$10,127	$4,784,451
Less: depreciation and amortization expense	39,226	12,728	253	52,207
Less: write-downs of intangible assets	3,843,111	–	–	3,843,111
Cash operating expenses	$586,136	$293,123	$9,874	$889,133

Following is a reconciliation of operating expenses to cash operating expenses for the second quarter of 2007:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$702,242	$285,225	$13,972	$1,001,439
Less: depreciation and amortization expense	38,139	12,725	317	51,181
Cash operating expenses	$664,103	$272,500	$13,655	$950,258

Following is a reconciliation of operating expenses to cash operating expenses for the first half of 2008:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$5,144,349	$462,338	$38,624	$5,645,311
Less: depreciation and amortization expense	78,220	25,461	556	104,237
Less: write-downs of intangible assets	3,843,111	–	–	3,843,111
Cash operating expenses	$1,223,018	$436,877	$38,068	$1,697,963

Following is a reconciliation of operating expenses to cash operating expenses for the first half of 2007:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$1,381,341	$506,851	$33,613	$1,921,805
Less: depreciation and amortization expense	77,157	25,479	558	103,194
Cash operating expenses	$1,304,184	$481,372	$33,055	$1,818,611

(B)
Cash operating expenses for the second quarter of 2008 included a charge of $15 million for severance and special termination benefits at publishing and for the first half of 2008 included a charge of $71 million for severance and special termination benefits ($45 million at publishing, $17 million at corporate and $9 million at broadcasting and entertainment). Cash operating expenses for the second quarter of 2008 included a charge of $5 million related to the Company’s management equity incentive plan ($3 million at publishing, $1 million at broadcasting and entertainment and $1 million at corporate), and for the first half of 2008 included a charge of $13 million related to the Company’s management equity incentive plan ($7 million at publishing, $3 million at broadcasting and entertainment, and $3 million at corporate).  In addition, publishing cash operating expenses for the second quarter of 2008 included a gain of $23 million related to the sale of real estate, and broadcasting and entertainment cash operating expenses for the first half of 2008 included a gain of $83 million related to the sale of the Company’s studio production lot.  Cash operating expenses for the second quarter of 2007 included a severance charge of $27 million ($25 million at publishing and $2 million at corporate) and for the first half of 2007 included a severance charge of $28 million ($25 million at publishing and $3 million at corporate).  Cash operating expenses for the second quarter of 2007 included stock-based compensation of $8 million ($5 million at publishing, $2 million at broadcasting and entertainment and $1 million at corporate) and for the first half of 2007 included stock-based compensation of $26 million ($12 million at publishing, $5 million at broadcasting and entertainment, and $9 million at corporate).  In addition, publishing cash operating expenses for the second quarter and first half of 2007 included a charge of $24 million for the write-off of Los Angeles Times plant equipment related to the previously closed San Fernando Valley facility.

(C)
Operating cash flow is defined as operating profit before depreciation and amortization and write-downs of intangible assets. The Company uses operating cash flow along with operating profit and other measures to evaluate the financial performance of the Company’s business segments.  The Company has presented operating cash flow because it is a common alternative measure of financial performance used by rating agencies, lenders and financial analysts.  These groups use operating cash flow along with other measures as a way to estimate the value of a company.  The Company’s definition of operating cash flow may not be consistent with that of other companies.  Operating cash flow does not represent cash provided by operating activities as reflected in the Company’s consolidated statements of cash flows, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(D)	Operating profit for each segment excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

(E)	The $3.8 billion of non-cash impairment charges for the second quarter 2008 related to write-downs of the Company’s newspaper reporting unit goodwill and newspaper masthead intangible assets.

Following is a reconciliation of operating profit (loss) to operating cash flow for the second quarter of 2008:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$(3,767,918)	$103,403	$(10,127)	$(3,674,642)
Add back: depreciation and amortization expense	39,226	12,728	253	52,207
Add back: write-downs of intangible assets	3,843,111	–	–	3,843,111
Operating cash flow	$114,419	$116,131	$(9,874)	$220,676

Following is a reconciliation of operating profit (loss) to operating cash flow for the second quarter of 2007:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$81,336	$107,734	$(13,972)	$175,098
Add back: depreciation and amortization expense	38,139	12,725	317	51,181
Operating cash flow	$119,475	$120,459	$(13,655)	$226,279

Following is a reconciliation of operating profit (loss) to operating cash flow for the first half of 2008:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$(3,729,697)	$238,598	$(38,624)	$(3,529,723)
Add back: depreciation and amortization expense	78,220	25,461	556	104,237
Add back: write-downs of intangible assets	3,843,111	–	–	3,843,111
Operating cash flow	$191,634	$264,059	$(38,068)	$417,625

Following is a reconciliation of operating profit (loss) to operating cash flow for the first half of 2007:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$206,926	$169,116	$(33,613)	$342,429
Add back: depreciation and amortization expense	77,157	25,479	558	103,194
Operating cash flow	$284,083	$194,595	$(33,055)	$445,623